RUTHIGEN, INC.
2455 BENNETT VALLEY ROAD
SUITE C116
SANTA ROSA, CA 95404

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M93393-S32539

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RUTHIGEN, INC.

The Board of Directors recommends that you vote "FOR" each of the following proposals:	**For**	**Against**	**Abstain**
Proposal 1: The Ruthigen Merger Proposal — to approve the merger between Ruthigen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Ruthigen (the "Merger Sub"), and Pulmatrix Inc., a Delaware corporation ("Pulmatrix"), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 13, 2015, as it may be amended, by and among Ruthigen, the Merger Sub and Pulmatrix (the "Merger Agreement"), the Merger Agreement and the transactions contemplated thereby, including the issuance of (a) shares of our common stock to Pulmatrix equity holders and warrants to purchase Ruthigen common stock to holders of certain outstanding warrants to purchase Pulmatrix common stock as merger consideration in the merger, (b) shares of our common stock to certain lenders of Pulmatrix upon the conversion of the bridge loans assumed by us into shares of our common stock immediately following the consummation of the merger and (c) shares of our common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement.	☐	☐	☐
Proposal 2: The Incentive Plan Amendment Proposal — to consider and vote upon an amendment to our 2013 Employee, Director and Consultant Equity Incentive Plan to (i) increase the number of shares available for grant thereunder to 6,853,319 shares of our common stock, (ii) permit the issuance of performance-based awards thereunder and (iii) provide for an increase in the number of shares subject to the "evergreen" provision that allows for an annual increase in the number of shares of common stock available for issuance thereunder.	☐	☐	☐
Proposal 3: The Board Declassification Proposal — to approve an amendment to our amended and restated certificate of incorporation and confirm and ratify the amendment to our restated bylaws to declassify our board of directors.	☐	☐	☐
Proposal 4: The Reverse Stock Split Proposal — to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-2.5 and 1-for-4 with respect to the issued and outstanding common stock of the combined company immediately following the merger.	☐	☐	☐
Proposal 5: The Executive Package Proposal — to approve the employment agreements between Ruthigen and Pulmatrix, as employer, and Hojabr Alimi, our chief executive officer, and Sameer Harish, our chief financial officer, as employees, pursuant to which Messrs. Alimi and Harish will receive cash and restricted stock units from us as consideration.	☐	☐	☐
Proposal 6: The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name appears and return this proxy card immediately in the enclosed stamped self-addressed envelope.

NOTE: Please mark, date and sign exactly as name(s) appear on this proxy and return the proxy card promptly using the enclosed envelope. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. Executors, administrators, attorneys, trustees, or guardians should state full title or capacity. Joint owners should each sign. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

M93394-S32539

RUTHIGEN, INC.
Special Meeting of Stockholders
June 12, 2015 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Joint Proxy and Consent Solicitation Statement/Prospectus of Ruthigen, Inc., a Delaware corporation (“we,” “us,” “our” or “Ruthigen”), in connection with the Special Meeting of Stockholders to be held on June 12, 2015, and appoints Hojabr Alimi and Sameer Harish as proxies, and each of them with full power of substitution and the power to act individually, for and in the name of the undersigned, and hereby authorizes each of them to represent and to vote, all the shares of common stock of Ruthigen that the undersigned would be entitled to vote, subject to and in accordance with the terms of the Joint Proxy and Consent Solicitation Statement/Prospectus, at our Special Meeting of Stockholders on June 12, 2015 and at any adjournments thereof, upon the matters set forth in the Joint Proxy and Consent Solicitation Statement/Prospectus, hereby revoking any proxy heretofore given.

This proxy will be voted as specified. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments: ____

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side